Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated February 25, 2010, with respect to the consolidated balance sheets of Entegris, Inc. and subsidiaries as of December 31, 2009 and December 31, 2008, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the fiscal years in the three-year period ended December 31, 2009 and the effectiveness of internal control over financial reporting as of December 31, 2009, incorporated by reference herein.

/s/ KPMG LLP

Minneapolis, Minnesota

May 28, 2010